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                                   Exhibit 20

                             OFFICER'S CERTIFICATE


  Harry Puglisi, Treasurer of Trans-World Insurance Company d/b/a Educaid (the "Servicer"), in accordance with Section 4.8 of The Sale and Servicing Agreement (the "Agreement") dated as of March 27, 1996 wherein Trans-World Insurance Company d/b/a Educaid is the "Servicer" states the following:

       (i) the Servicer has fully complied with the provisions of Articles IV and VII;

       (ii)   the Claims Administrator has fully complied with Section 7.1;

       (iii) a review of the activities of the Servicer during 1996 and of its performance under the Agreement has been made under my supervision; and

       (iv) to the best of my knowledge, based on my review, the Servicer has fulfilled all its obligations under the Agreement throughout 1996 and there has been no default in the fulfillment of any such obligation.


                            TRANS-WORLD INSURANCE COMPANY
                            d/b/a  EDUCAID


                        by: /s/  Harry Puglisi
                            ------------------
                            Harry Puglisi
                            Treasurer